Exhibit 99.1

December 11, 2024

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV Group, Inc. Reports Strong Fiscal 2024 Fourth Quarter and Full Year Results

Provides Fiscal 2025 Full Year Guidance and Intermediate Financial Targets

Board Approves a New $250 Million Share Repurchase Authorization

Quarterly Cash Dividend Increased by 20%

Fiscal 2024 Fourth Quarter and Full Year Results

•
Fourth quarter and full year net sales of $597.9 million and $2,380.2 million, respectively
•
Fourth quarter and full year net income of $41.7 million and $257.6 million, respectively
•
Fourth quarter and full year Adjusted EBITDA1 of $49.6 million and $162.8 million, respectively
•
Fourth quarter and full year Adjusted Net Income1 of $26.9 million and $87.1 million, respectively

Fiscal 2025 Financial Outlook

•
Net sales in the range of $2.3 to $2.4 billion, net income in the range of $98.0 to $125.0 million, Adjusted EBITDA in the range of $190.0 to $220.0 million, Adjusted Net Income in the range of $116.0 to $140.0 million and Free Cash Flow2 in the range of $90.0 to $110.0

Intermediate Financial Targets

•
REV Group is hosting an investor day on December 11, 2024, in connection with the quarterly earnings call, where we will discuss our business, strategic priorities, capital allocation framework and intermediate consolidated and segment financial targets. Refer to our website for further details and a copy of the presentation.

Brookfield, Wis. -- (BUSINESS WIRE) -- REV Group, Inc. (NYSE: REVG) today reported results for the three months ended October 31, 2024 (“fourth quarter 2024”). Consolidated net sales in the fourth quarter 2024 were $597.9 million, compared to $693.3 million for the three months ended October 31, 2023 (“fourth quarter 2023”). Net sales for the fourth quarter 2023 included $54.2 million attributable to Collins Bus Corporation (“Collins”) which was divested on January 26, 2024. Excluding the impact of the Collins divestiture, net sales decreased $41.2 million, or 6.4% compared to the prior year quarter. The decrease, excluding the impact of Collins, was primarily due to lower net sales in the Recreational Vehicles segment, partially offset by higher net sales in the Specialty Vehicles segment.

Consolidated net sales were $2,380.2 million for the twelve months ended October 31, 2024 (“full year 2024”), compared to $2,638.0 million for the twelve months ended October 31, 2023 (“full year 2023”). Excluding the impact of Collins, net sales decreased $110.8 million, or 4.4% compared to the prior year. The decrease, excluding the impact of Collins, is primarily due to lower net sales in the Recreational Vehicles segment, partially offset by higher net sales in the Specialty Vehicles segment.

The company’s fourth quarter 2024 net income was $41.7 million, or $0.80 per diluted share, compared to net income of $29.7 million, or $0.50 per diluted share, in the fourth quarter 2023. Adjusted Net Income for the fourth quarter 2024 was $26.9 million, or $0.51 per diluted share, compared to Adjusted Net Income of $31.7 million, or $0.53 per diluted share, in the fourth quarter 2023. Net income for the full year 2024 was $257.6 million, or $4.72 per diluted share, compared to net income of $45.3 million, or $0.77 per diluted share in full year 2023.

1 Adjusted Net Income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release.

2 Free Cash Flow is defined as net cash from operating activities minus capital expenditures.

Adjusted EBITDA in the fourth quarter 2024 was $49.6 million, compared to $54.0 million in the fourth quarter 2023. Adjusted EBITDA for the fourth quarter 2023 included $13.4 million attributable to Collins. Excluding the impact of the Collins divestiture, Adjusted EBITDA increased $9.0 million, or 22.2% compared to the prior year quarter. The increase was primarily due to the higher contribution from the Specialty Vehicles segment, partially offset by lower results in the Recreational Vehicles segment. Full year 2024 Adjusted EBITDA was $162.8 million, compared to $156.6 million in full year 2023. Excluding the impact of the Collins divestiture, Adjusted EBITDA increased $39.0 million, or 31.5% compared to the prior year.

“We are proud to report strong full-year earnings, driven by the exceptional efforts of our team and the strength of our diversified portfolio,” President and CEO, Mark Skonieczny, said. “Significant margin improvement in the Specialty Vehicles segment, as well as excellent cost discipline, more than offset the end market demand challenges in our cyclical businesses, demonstrating our ability to navigate a dynamic market environment while delivering value for our shareholders. In addition, within fiscal 2024, we divested non-core assets, simplified our reporting structure and returned significant cash to shareholders. We are entering the new fiscal year with robust earnings momentum, and our commitment to operational excellence and sustainable growth is underscored by the intermediate financial targets outlined in our investor day materials, positioning us for expected continued success and long-term value creation.”

REV Group Fourth Quarter Segment Highlights

Specialty Vehicles Segment Highlights

Specialty Vehicles segment net sales were $439.9 million in the fourth quarter 2024, a decrease of $38.9 million, or 8.1%, from $478.8 million in the fourth quarter 2023. Net sales for the fourth quarter 2023 included $54.2 million attributable to Collins. Excluding the impact of the Collins divestiture, net sales increased $15.3 million, or 3.6% compared to the prior year quarter. This increase in net sales was primarily due to price realization and increased shipments of fire apparatus and ambulance units, partially offset by lower shipments of terminal trucks. Specialty Vehicles segment backlog at the end of the fourth quarter 2024 was $4,179.8 million compared to $4,076.7 million at the end of the fourth quarter 2023. The backlog at the end of the fourth quarter 2023 included $220.3 million related to Collins, and $167.5 million related to ElDorado National (California) (“ENC”), which was divested in the fourth quarter of fiscal year 2024. Excluding the impact of Collins and ENC, the backlog increased $490.9 million compared to the prior year quarter. The increase was primarily the result of continued demand and order intake for fire apparatus and ambulance units, along with pricing actions, partially offset by increased unit shipments and lower order intake for terminal truck units.

Specialty Vehicles segment Adjusted EBITDA was $50.2 million in the fourth quarter 2024, an increase of $6.9 million, or 15.9%, from Adjusted EBITDA of $43.3 million in the fourth quarter 2023. Adjusted EBITDA for the fourth quarter 2023 included $13.4 million attributable to Collins. Excluding the impact of the Collins divestiture, Adjusted EBITDA increased $20.3 million, or 67.9%, compared to the prior year quarter. Profitability within the segment benefited from price realization, a favorable mix of fire apparatus and increased shipments of fire apparatus and ambulance units, partially offset by inflationary pressures and lower sales volume of terminal trucks.

Recreational Vehicles Segment Highlights

Recreational Vehicles segment net sales were $158.1 million in the fourth quarter 2024, a decrease of $57.1 million, or 26.5%, from $215.2 million in the fourth quarter 2023. The decrease in net sales compared to the prior year quarter was primarily due to decreased unit shipments and increased discounting. The Recreational Vehicles segment backlog at the end of the fourth quarter 2024 was $291.5 million, a decrease of $93.7 million compared to $385.2 million at the end of the fourth quarter 2023. The decrease was primarily the result of lower order intake in certain categories, unit shipments against backlog and order cancelations.

Recreational Vehicles segment Adjusted EBITDA was $8.1 million in the fourth quarter 2024, a decrease of $11.0 million, or 57.6%, from $19.1 million in the fourth quarter 2023. The decrease was primarily due to lower unit shipments, increased discounting and inflationary pressures, partially offset by cost reduction actions.

Working Capital, Liquidity and Capital Allocation

Cash and cash equivalents totaled $24.6 million as of October 31, 2024. Net debt3 was $60.4 million, and the company had $349.6 million available under its ABL revolving credit facility as of October 31, 2024. Adjusted Free Cash Flow4 for the full year 2024 was $102.2 million. Trade working capital5 for the company as of October 31, 2024 was $248.2 million, compared to $318.5 million as of October 31, 2023. The decrease was primarily due to the exit of bus manufacturing and a decrease in accounts receivable and inventory, partially offset by a decrease in accounts payable and customer advances. Capital expenditures in the fourth quarter 2024 were $5.3 million compared to $13.1 million in the fourth quarter 2023.

3 Net Debt is defined as total debt less cash and cash equivalents.

4 Adjusted Free Cash Flow is calculated as net cash from operating activities of $53.4 million, excluding transaction expenses and income taxes associated with divestiture activities of $5.4 million and $71.0 million, respectively, minus capital expenditures of $27.6 million.

5 Trade Working Capital is defined as accounts receivable plus inventories less accounts payable and customer advances.

Share Repurchase Program

On December 5, 2024, the company’s board of directors authorized the Company to repurchase up to $250.0 million of the company’s outstanding common stock. This new authorization replaces the previous $175.0 million repurchase program (which was terminated by the board of directors in connection with the new authorization) under which approximately $126.1 million of the company’s common stock had been repurchased since its authorization in June 2023. The new share repurchase authorization expires in 24 months and gives management flexibility to determine the conditions under which shares may be purchased from time to time through a variety of methods, including in privately negotiated or open market transactions, such as pursuant to a trading plan in accordance with Rule 10b5-1 and Rule 10b-18 of the Exchange Act or a combination of methods.

Fiscal Year 2025 Outlook

	Fiscal Year 2025
	Guidance
($ in millions)	Low	High
Net Sales	$2,300	$2,400
Net Income	$98	$125
Adjusted EBITDA	$190	$220
Adjusted Net Income	$116	$140
Free Cash Flow	$90	$110

“REV Group’s ability to deliver solid revenue growth, sustained earnings momentum and significant free cash flow positions us well to advance our strategic initiatives while enhancing shareholder value through an increased dividend and a new share repurchase authorization. We look forward to the opportunities ahead and remain committed to driving sustainable growth and returning capital to our shareholders.” said CFO Amy Campbell.

Quarterly Dividend

The company’s board of directors declared a quarterly cash dividend in the amount of $0.06 per share of common stock, payable on January 10, 2025, to shareholders of record on December 26, 2024, which equates to a rate of $0.24 per share of common stock on an annualized basis, and represents a 20% increase from fiscal year 2024.

Conference Call

A conference call to discuss the company’s fiscal year 2024 and fourth quarter business and financial results, our fiscal year 2025 outlook, as well as a discussion of our business, strategic priorities, capital allocation framework and intermediate financial targets, is scheduled for December 11, 2024, at 10:00 a.m. ET. Supplemental slide decks will be available on the REV Group, Inc. investor relations website. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About REV Group

REV Group (REVG) companies are leading designers and manufacturers of specialty vehicles and related aftermarket parts and services, which serve a diversified customer base, primarily in the United States, through two segments: Specialty Vehicles and Recreational Vehicles. The Specialty Vehicles Segment provides customized vehicle solutions for applications, including essential needs for public services (ambulances and fire apparatus) and commercial infrastructure (terminal trucks and industrial sweepers). REV Group’s Recreational Vehicle Segment manufactures a variety of RVs, from Class B vans to Class A motorhomes. REV Group's portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. REV Group trades on the NYSE under the symbol REVG. Investors-REVG

Note Regarding Non-GAAP Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA, Adjusted Net Income, Free Cash Flow, and Adjusted Free Cash Flow, which are non-GAAP financial measures. Adjusted EBITDA is defined as Net Income for the relevant period before depreciation and amortization, interest expense and income taxes, as adjusted for certain items described below that we believe are not indicative of our ongoing operating performance. Adjusted Net Income is defined as Net Income, as adjusted for certain items described below that we believe are not indicative of our ongoing operating performance. Free Cash Flow is calculated as net cash from operating activities minus capital expenditures. Adjusted Free Cash Flow is Free Cash Flow excluding transaction expenses and income taxes associated with divestiture activities.

The company believes that the use of Adjusted EBITDA, Adjusted Net Income, Free Cash Flow, and Adjusted Free Cash Flow provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP is included in the back of this news release.

Cautionary Statement About Forward-Looking Statements

This news release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “aim,” “strive,” “goal,” “seek,” “forecast” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate, including REV Group’s outlook for fiscal year 2025.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the company’s annual report on Form 10-K, and in the company’s subsequent quarterly reports on Form 10-Q, together with the company’s other filings with the SEC, which risks and uncertainties may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise.

Contact

Drew Konop

VP, Investor Relations & Corporate FP&A

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	October 31, 2024	October 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$24.6	$21.3
Accounts receivable, net	152.3	226.5
Inventories, net	602.8	657.7
Prepaid expenses and other current assets	26.8	27.7
Total current assets	806.5	933.2
Property, plant and equipment, net	130.2	159.5
Goodwill	137.7	157.3
Intangible assets, net	95.4	115.7
Right of use assets	32.1	37.0
Deferred income taxes	5.4	—
Other long-term assets	5.7	7.7
Total assets	$1,213.0	$1,410.4
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$188.8	$208.3
Short-term customer advances	158.0	214.5
Accrued compensation	33.7	47.3
Short-term accrued warranty	20.0	23.4
Short-term lease obligations	7.3	7.4
Other current liabilities	61.5	56.3
Total current liabilities	469.3	557.2
Long-term debt	85.0	150.0
Long-term customer advances	160.1	142.9
Deferred income taxes	—	8.2
Long-term lease obligations	25.7	30.0
Other long-term liabilities	37.8	24.1
Total liabilities	777.9	912.4
Commitments and contingencies
Shareholders' Equity:
Preferred stock ($.001 par value, 95,000,000 shares authorized; none issued or outstanding)	—	—
Common stock ($.001 par value, 605,000,000 shares authorized; 52,131,600 and 59,505,829 shares issued and outstanding, respectively)	0.1	0.1
Additional paid-in capital	316.5	445.0
Retained earnings	118.3	52.7
Accumulated other comprehensive income	0.2	0.2
Total shareholders' equity	435.1	498.0
Total liabilities and shareholders' equity	$1,213.0	$1,410.4

REV GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts)

	(Unaudited) Three Months Ended		Twelve Months Ended
	October 31, 2024	October 31, 2023	October 31, 2024	October 31, 2023
Net sales	$597.9	$693.3	$2,380.2	$2,638.0
Cost of sales	519.1	597.8	2,082.9	2,321.9
Gross profit	78.8	95.5	297.3	316.1
Operating expenses:
Selling, general and administrative	40.6	49.8	188.7	224.0
Amortization of intangible assets	0.5	0.6	2.2	3.5
Restructuring	3.1	—	12.3	—
Impairment charges	—	—	14.5	—
Total operating expenses	44.2	50.4	217.7	227.5
Operating income	34.6	45.1	79.6	88.6
Other expense, net:
Interest expense, net	7.5	6.7	28.5	28.6
(Gain) Loss on sale of business	(28.9)	—	(289.3)	1.1
Other expense	—	—	—	0.7
Income before provision for income taxes	56.0	38.4	340.4	58.2
Provision for income taxes	14.3	8.7	82.8	12.9
Net income	$41.7	$29.7	$257.6	$45.3

Net income per common share:
Basic	$0.81	$0.51	$4.79	$0.77
Diluted	0.80	0.50	4.72	0.77
Dividends declared per common share	0.05	0.05	3.20	0.20

Adjusted Net Income per common share:
Basic	$0.52	$0.54	$1.62	$1.37
Diluted	0.51	0.53	1.59	1.36

Weighted Average Shares Outstanding:
Basic	51,630,191	58,799,338	53,831,965	58,641,801
Diluted	52,407,926	59,512,627	54,625,379	59,175,230

REV GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Fiscal Year Ended
	October 31, 2024	October 31, 2023	October 31, 2022
Cash flows from operating activities:
Net income	$257.6	$45.3	$15.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25.4	26.2	32.3
Stock-based compensation expense	12.7	14.4	8.7
Deferred income taxes	(15.3)	(12.8)	(0.5)
Impairment charges	14.5	—	—
(Gain) Loss on sale of business	(289.3)	1.1	0.1
Other non-cash adjustments	0.3	0.8	1.7
Changes in operating assets and liabilities, net
Receivables, net	64.2	(12.4)	(1.8)
Inventories, net	26.3	(30.7)	(149.5)
Other current assets	0.6	(3.6)	17.1
Accounts payable	(11.7)	44.4	47.8
Accrued warranty	3.8	7.2	(5.7)
Customer advances	(39.3)	24.6	122.3
Other liabilities	3.7	21.3	5.2
Long-term assets	(0.1)	0.7	(1.3)
Net cash provided by operating activities	53.4	126.5	91.6

Cash flows from investing activities:
Purchase of property, plant and equipment	(27.6)	(32.8)	(24.8)
Proceeds from sale of assets	4.5	1.7	8.2
Proceeds from sale of businesses	371.6	0.6	—
Other investing activities	—	0.6	1.8
Net cash provided by (used in) investing activities	348.5	(29.9)	(14.8)

Cash flows from financing activities:
Net (payments) proceeds from borrowings on revolving credit	(65.0)	(80.0)	15.0
Payment of dividends	(192.0)	(12.1)	(12.4)
Repurchase and retirement of common stock	(126.1)	—	(70.0)
Payments of withholding taxes for vesting of stock awards	(11.5)	(5.9)	(4.7)
Other financing activities	(4.0)	2.3	2.4
Net cash used in financing activities	(398.6)	(95.7)	(69.7)

Net increase in cash and cash equivalents	3.3	0.9	7.1

Cash and cash equivalents, beginning of year	21.3	20.4	13.3
Cash and cash equivalents, end of year	$24.6	$21.3	$20.4

Supplemental disclosures of cash flow information:
Cash paid for interest	$23.8	$24.2	$12.0
Cash paid (refunded) for income taxes, net	108.3	8.8	(12.8)
Cash paid for operating lease liabilities	10.3	11.0	10.4
Operating right-of-use assets obtained	3.9	23.0	9.1

REV GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2024	2023	2024	2023
Net Sales:
Specialty Vehicles	$439.9	$478.8	$1,726.4	$1,728.0
Recreational Vehicles	158.1	215.2	654.6	912.3
Corporate & Other	(0.1)	(0.7)	(0.8)	(2.3)
Total	$597.9	$693.3	$2,380.2	$2,638.0

Adjusted EBITDA:
Specialty Vehicles	$50.2	$43.3	$154.5	$98.6
Recreational Vehicles	8.1	19.1	41.2	91.0
Corporate & Other	(8.7)	(8.4)	(32.9)	(33.0)
Total	$49.6	$54.0	$162.8	$156.6

Adjusted EBITDA Margin:
Specialty Vehicles	11.4%	9.0%	8.9%	5.7%
Recreational Vehicles	5.1%	8.9%	6.3%	10.0%
Total	8.3%	7.8%	6.8%	5.9%

			Increase (Decrease)
Period-End Backlog:	October 31, 2024	October 31, 2023	$	%
Specialty Vehicles	$4,179.8	$4,076.7	$103.1	2.5%
Recreational Vehicles	291.5	385.2	(93.7)	-24.3%
Total Backlog	$4,471.3	$4,461.9	$9.4	0.2%

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA BY SEGMENT

(In millions; unaudited)

	Three Months Ended October 31, 2024
	Specialty Vehicles	Recreational Vehicles	Corporate & Other	Total
Net income (loss)	$69.3	$6.4	$(34.0)	$41.7
Depreciation & amortization	3.9	1.6	0.5	6.0
Interest expense, net	3.2	0.1	4.2	7.5
Provision for income taxes	—	—	14.3	14.3
EBITDA	76.4	8.1	(15.0)	69.5
Transaction expenses	—	—	1.0	1.0
Restructuring costs	2.7	—	0.4	3.1
Stock-based compensation expense	—	—	4.9	4.9
Gain on sale of business	(28.9)	—	—	(28.9)
Adjusted EBITDA	$50.2	$8.1	$(8.7)	$49.6

	Three Months Ended October 31, 2023
	Specialty Vehicles	Recreational Vehicles	Corporate & Other	Total
Net income (loss)	$37.9	$17.3	$(25.5)	$29.7
Depreciation & amortization	4.2	1.7	0.6	6.5
Interest expense, net	2.3	0.1	4.3	6.7
Provision for income taxes	—	—	8.7	8.7
EBITDA	44.4	19.1	(11.9)	51.6
Sponsor expense reimbursement	—	—	0.1	0.1
Stock-based compensation expense	—	—	3.4	3.4
Gain on sale of assets	(1.1)	—	—	(1.1)
Adjusted EBITDA	$43.3	$19.1	$(8.4)	$54.0

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA BY SEGMENT

(In millions; unaudited)

	Twelve Months Ended October 31, 2024
	Specialty Vehicles	Recreational Vehicles	Corporate & Other	Total
Net income (loss)	$382.0	$32.3	$(156.7)	$257.6
Depreciation & amortization	16.7	6.6	2.1	25.4
Interest expense, net	10.5	0.4	17.6	28.5
Provision for income taxes	—	—	82.8	82.8
EBITDA	409.2	39.3	(54.2)	394.3
Transaction expenses	—	—	7.4	7.4
Sponsor expense reimbursement	—	—	0.2	0.2
Restructuring costs	11.9	—	0.4	12.3
Restructuring related charges	7.8	—	—	7.8
Impairment charges	12.6	1.9	—	14.5
Stock-based compensation expense	—	—	12.7	12.7
Legal matters	2.3	—	0.6	2.9
Gain on sale of business	(289.3)	—	—	(289.3)
Adjusted EBITDA	$154.5	$41.2	$(32.9)	$162.8

	Twelve Months Ended October 31, 2023
	Specialty Vehicles	Recreational Vehicles	Corporate & Other	Total
Net income (loss)	$67.4	$82.2	$(104.3)	$45.3
Depreciation & amortization	15.9	8.0	2.3	26.2
Interest expense, net	9.7	0.3	18.6	28.6
Provision for income taxes	—	—	12.9	12.9
EBITDA	93.0	90.5	(70.5)	113.0
Transaction expenses	—	—	0.5	0.5
Sponsor expense reimbursement	—	—	0.3	0.3
Restructuring related charges	4.1	—	6.4	10.5
Stock-based compensation expense	—	—	14.4	14.4
Legal matters	0.9	0.5	15.2	16.6
Other items	0.6	—	0.7	1.3
Adjusted EBITDA	$98.6	$91.0	$(33.0)	$156.6

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME

(In millions; unaudited)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2024	2023	2024	2023
Net income	$41.7	$29.7	$257.6	$45.3
Amortization of intangible assets	0.5	0.6	2.2	3.5
Transaction expenses	1.0	—	7.4	0.5
Sponsor expense reimbursement	—	0.1	0.2	0.3
Restructuring costs	3.1	—	12.3	—
Restructuring related charges	—	—	7.8	10.5
Impairment charges	—	—	14.5	—
Stock-based compensation expense	4.9	3.4	12.7	14.4
Legal matters	—	—	2.9	16.6
(Gain) loss on sale of business and assets	(28.9)	(1.1)	(289.3)	—
Other items	—	—	—	1.3
Income tax effect of adjustments	4.6	(1.0)	58.8	(11.9)
Adjusted Net Income	$26.9	$31.7	$87.1	$80.5

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA OUTLOOK RECONCILIATION

(In millions)

	Fiscal Year 2025
	Low	High
Net income (6)	$98.4	$125.1
Depreciation and amortization	25.0	23.0
Interest expense, net	20.0	18.0
Provision for income taxes	34.6	43.9
EBITDA	178.0	210.0
Stock-based compensation expense	12.0	10.0
Adjusted EBITDA	$190.0	$220.0

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME OUTLOOK RECONCILIATION

(In millions)

	Fiscal Year 2025
	Low	High
Net income (6)	$98.4	$125.1
Amortization of intangible assets	1.7	1.7
Stock-based compensation expense	12.0	10.0
Income tax effect of adjustments	3.6	3.0
Adjusted Net Income	$115.7	$139.8

6 Does not include any non-recurring charges that may occur during the period shown other than those presented in this reconciliation. See “Cautionary Statement About Forward-Looking Statements” above